Exhibit 5.2

Loeb & Loeb LLP
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July 1, 2025

Ostin Technology Group Co., Ltd. Building 2, 101 1 Kechuang Road Qixia District, Nanjing Jiangsu Province, China 210046

Re:	Ostin Technology Group Co., Ltd.

Ladies and Gentlemen:

We have acted as securities counsel for Ostin Technology Group Co., Ltd., a Cayman Islands corporation (the “Company”), in connection with the issuance and sale of (i) an aggregate of 10,500,000 Class A ordinary shares (the “Shares”) of the Company, par value $0.001 per share (the “Class A Ordinary Share”), pursuant to a Securities Purchase Agreement, dated as of June 30, 2025, between the Company and the purchasers identified on the signature page thereto (the “Purchase Agreement”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of up to 31,166,667 Class A Ordinary Shares (the “Pre-Funded Warrant Shares”), and (iii) the Pre-Funded Warrant Shares.

The Company registered the sale of the Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares, to be issued and sold pursuant to the Placement Agency Agreement, Purchase Agreement and the Pre-Funded Warrants by means of a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2025 (the “Prospectus Supplement”), related to the registration statement on Form F-3 (File No. 333- 279177) including the base prospectus (the “Base Prospectus”), dated May 28, 2024 (the “Registration Statement”), which Registration Statement was initially filed with the SEC on May 7, 2024 and was declared effective on May 28, 2024. All capitalized terms used herein and not expressly defined herein have the definitions specified in the Placement Agency Agreement and the Purchase Agreement, as applicable. This opinion is being furnished to you in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Pre-Funded Warrants contain a provision stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We advise you that we are licensed to practice law only in the State of New York. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon and subject to the foregoing, we are of the opinion that each of the Pre-Funded Warrants, if and when issued, delivered and paid for as contemplated by the terms of the Purchase Agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defences and to the discretion of the court before which any proceeding therefor may be brought; and (d) we have assumed the Exercise Price (as defined in the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of the Class A Ordinary Shares.

This letter is furnished to you for use in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, the Base Prospectus and the Prospectus Supplement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

Schedule A